Media General Reports Second-Quarter 2013 Results

-- Total gross revenues, excluding Political, increased 4.7%

-- Political revenues of $1 million compared with $7.5 million in 2012

-- Broadcast Cash Flow was $27.5 million compared with $20.5 million in 2011 (last odd-numbered year); BCF margin was 34% vs. 29% in 2011

-- Merger with Young Broadcasting progressing; completion expected in late third or early fourth quarter

RICHMOND, Va., Aug. 8, 2013 /PRNewswire/ -- Media General, Inc. (NYSE: MEG), a local broadcast television and digital media company, today reported second-quarter operating income of $5 million, compared with $17 million in the second quarter of 2012. The year-over-year decrease was due in large part to two significant expenses in the second quarter: $7.2 million of merger-related expenses and $3.7 million of additional expense, due to the effect of a higher stock price on stock-based compensation plans, reflected in the Incentive Compensation component of "Corporate and Other Expenses." Additionally, the current quarter included only $1 million of Political revenues, compared with $7.5 million in the same period last year.

Net loss in the second quarter was $16 million, or 59 cents per share, compared with a net loss of $146 million, or $6.48 per share, in the prior year, which included a loss of $132 million related to the divestiture of discontinued operations, mostly newspapers.

Total station revenues in the second quarter were $82 million, compared to $83 million in the prior year, net of agency commissions. As expected, Political revenues in this odd-numbered year decreased 86%. Cable and satellite retransmission revenue increased 38%, and Digital revenues grew 17%.

George L. Mahoney, president and chief executive officer of Media General, said, "Our stations are doing a good job this year replacing last year's robust Political revenues with new revenue initiatives and business development programs. Additionally, our largest category, automotive advertising, grew 5.5% in the second quarter. Station revenues also reflected higher retransmission revenue this year and growth in Digital revenues. Station expenses increased 4.6%, due to additional network affiliation fees and expenses for revenue initiatives. We were especially pleased to see our stations increase Broadcast cash flow to 34%, compared to the last odd-numbered year 2011, a key initiative for us. Core corporate expense in the second quarter decreased 41% from last year, reflecting our major corporate restructuring following the sale of our newspapers," said Mr. Mahoney.

"Our merger with Young Broadcasting is progressing smoothly, and we expect to complete the transaction in the late third or early fourth quarter of this year. We are very happy with the terms of a new credit agreement, announced on August 5, which will be in place following the completion of the merger. We refinanced the combined debt of Media General and Young at a significantly lower cost of capital. Cash interest will be approximately $39 million annually as a result of the new credit agreement, based on current LIBOR rates, a savings of $36 million over the two companies' current standalone annual cash interest expense of approximately $75 million. The new Media General will be on even stronger footing than anticipated, and we're delighted with our gathering momentum," said Mr. Mahoney.

In the second quarter of this year, Core Local and National revenues increased approximately 1%. Local gross time sales were $46 million and decreased 1.9% from last year. National gross time sales were $25 million and increased 5.6%. Media General's largest advertising category, automotive, grew 5.5%. Other major advertising categories that increased in the current year were furniture, home improvement, medical, entertainment and telecommunications. Major advertising categories that decreased in the second quarter were professional services, restaurants, retail and corporate.

Station production expenses increased 1.8%, mainly due to an increase in affiliate fees. Station selling, general and administrative expenses increased 8.6%, due to merit increases and to two expenses that also had revenue offsets: sales incentive trips and additional revenue-share associated with increased Digital revenues.

Core Corporate expense in the second quarter was $4.2 million, compared with $7.2 million last year, reflecting the elimination of 75 corporate staffing positions last year following the sale of the company's newspapers.

Total interest expense in the second quarter of $19.5 million decreased 10% from last year due primarily to lower average outstanding principal. Noncash tax expense of $1.9 million compared with $3.4 million last year.

EBITDA from continuing operations (income before interest, debt modification and extinguishment costs, taxes, and depreciation and amortization), adjusted for merger-related expenses, was $18 million compared with $24 million in the second quarter of 2012. Higher operating costs combined with lower revenues due to the relative absence of Political caused the year-over-year decrease.

Guidance

Media General provided the following guidance:

Political revenues for the full year 2013 are expected to be approximately $6 million, an increase from the company's prior guidance of $5 million.

Retransmission revenues for the full year 2013 are expected to increase approximately 47% from 2012.

In the third quarter of 2012, Political revenues were $19.6 million, and revenues from the Summer Olympics were $15.5 million. Total station revenues in the third quarter this year will decrease due to the near absence of these revenues. Core Local and National broadcast gross time sales, excluding Olympics revenues, are expected to increase in the mid-to-high single digits. Retransmission revenues are expected to increase approximately 43%, compared with the third quarter of 2012.

Conference Call and Webcast

The company will hold a conference call with financial analysts today at 11:00 a.m. ET. To dial in to the call, listeners may call 800-447-0521 about 10 minutes prior to the 11:00 a.m. start. The participant passcode is 35253803.

Listeners may also access a live webcast by visiting www.mediageneral.com and clicking on the "Live Webcast" link on the homepage about 10 minutes in advance. A replay of the webcast will be available online at www.mediageneral.com beginning at 2:00 p.m. today. A telephone replay will also be available, beginning at 4:30 p.m. on August 8, 2013, and ending at 11:59 p.m. on August 14, 2013, by dialing 888-843-7419 or 630-652-3042 and using the passcode 35253803.

About Media General
Media General is a leading provider of news, information and entertainment across 18 network-affiliated broadcast television stations and their associated digital media and mobile platforms. The company's stations serve consumers and advertisers in strong local markets, primarily in the Southeast. Media General's television stations include affiliations with NBC (8), CBS (8), ABC (1) and CW (1). One-third of the company's stations operate in the Top 50 markets in the United States. Media General's stations reach more than one-third of TV households in the Southeast and more than 8% of U.S. TV households. Media General entered the television business in 1955 when it launched WFLA-TV in Tampa, Florida, as an NBC affiliate.

On June 6, 2013, Media General announced a merger with Young Broadcasting. Assuming completion of the pending merger, the combined company will own or operate 31 network-affiliated television stations across 28 markets, reaching approximately 16.5 million, or 14%, of U.S. TV households. The balance of network affiliations will include CBS (12), NBC (9), ABC (7) Fox (1), CW (1) and MNT (1). Sixteen of the 31 stations are located in the Top 75 DMAs.

Cautionary Statements Regarding Forward Looking Statements

Certain information reflected above constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Media General or the combined company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such information is based upon current assumptions and expectations. There can be no assurance that Media General will achieve the results reflected in its guidance or the proposed combination or contemplated refinancing will occur as currently contemplated, or at all, or that the expected benefits from the transaction will be realized on the timetable currently contemplated, or at all. A list and description of important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Media General's Registration Statement on Form S-4 filed with the Securities and Exchange Commission on July 19, 2013 Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Report on form 10-Q for the quarter ended June 30, 2013 under headings such as "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Other unknown or unpredictable factors could also have material adverse effects on Media General's or Young's performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of the filing of this document with the SEC. Media General undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

Additional Information

On July 19, 2013, Media General filed with the Securities and Exchange Commission (SEC) a Registration Statement on Form S-4, which includes a preliminary proxy statement/prospectus relating to Media General's proposed combination with New Young Broadcasting Holding Co., Inc. (Young). In addition, Media General will file with the SEC other information and documents concerning the combination and the businesses of Media General and Young. WE URGE INVESTORS TO REVIEW THE PROXY STATEMENT/PROSPECTUS AND OTHER INFORMATION TO BE FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. These documents are available without charge on the SEC's web site at www.sec.gov and on Media General's web site www.mediageneral.com. INVESTORS SHOULD READ THE PROXY STATEMENT/PROSPECTUS CAREFULLY BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS.

Media General and its directors and executive officer may be deemed to be participants in the solicitation of proxies of Media General shareholders in connection with the proposed combination. Investors may obtain more detailed information regarding the names, affiliations and interests of Media General's directors and executive officers by reading Media General's Registration Statement on Form S-4 and the preliminary proxy statement/prospectus included therein.

Contact Media General

Additional information about Media General is available on its website, www.mediageneral.com, or by contacting Lou Anne J. Nabhan, Vice President-Corporate Communications, at (804) 887-5120 or lnabhan@mediageneral.com.

Media General, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ending (1)		Six Months Ending (1)

	June 30,	June 24,	June 30,	June 24,
(Unaudited, in thousands except per share amounts)	2013	2012	2013	2012

Station revenue (less agency commissions)	$ 82,020	$ 83,098	$ 155,959	$ 157,312

Operating costs:
Station production expenses	31,412	30,850	63,415	60,901
Station selling, general and administrative expenses	23,208	21,374	45,755	41,968
Corporate and other expenses	9,084	7,635	16,788	19,511
Depreciation and software amortization	5,636	5,641	11,157	11,591
Amortization of intangible assets	441	441	882	1,754
Net loss (gain) related to fixed assets	111	(179)	68	(250)
Merger-related expenses	7,171	---	7,171	---
Total operating costs	77,063	65,762	145,236	135,475
Operating income	4,957	17,336	10,723	21,837

Other income (expense):
Interest expense	(9,492)	(16,762)	(18,821)	(31,913)
Interest expense - related party	(10,005)	(4,895)	(19,918)	(4,895)
Debt modification and extinguishment costs	---	(7,689)	---	(18,097)
Other, net	(225)	230	(174)	412
Total other expense	(19,722)	(29,116)	(38,913)	(54,493)

Loss from continuing operations before income taxes	(14,765)	(11,780)	(28,190)	(32,656)

Income tax expense	1,924	3,409	5,208	6,817

Loss from continuing operations	(16,689)	(15,189)	(33,398)	(39,473)
Discontinued operations:
Income (loss) from discontinued operations (net of tax)	543	590	(413)	(9,550)
Loss related to divestiture of discontinued operations (net of tax)	---	(131,697)	(30)	(131,697)
Net loss	$ (16,146)	$ (146,296)	$ (33,841)	$ (180,720)

Net loss per common share:
Loss from continuing operations	$ (0.61)	$ (0.67)	$ (1.22)	$ (1.75)
Discontinued operations	0.02	(5.81)	(0.01)	(6.26)
Net loss per common share - basic and diluted	$ (0.59)	$ (6.48)	$ (1.23)	$ (8.01)

Weighted-average common shares outstanding:
Basic and diluted	27,528	22,563	27,474	22,559

(1)  Starting with the full-year 2013, Media General's fiscal year is a conventional calendar year (January 1 – December 31). Previously, the company's fiscal year ended on the last Sunday in December, a newspaper industry practice.  Results for 2013 are for the three and six calendar months ended June 30, 2013.  Results for 2012 are for the thirteen and twenty-six week periods ended June 24, 2012.

Media General, Inc.
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(Unaudited, in thousands)	2013	2012

ASSETS

Current assets:
Cash and cash equivalents	$ 25,244	$ 36,802
Accounts receivable - net	60,152	58,486
Other	11,179	18,493
Assets of discontinued operations	-	670
Total current assets	96,575	114,451

Other assets	33,961	45,462

Property, plant and equipment - net	162,580	166,105

Goodwill and other intangibles - net	446,521	447,403

Total assets	$ 739,637	$ 773,421

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable	$ 14,983	$ 11,669
Accrued expenses and other liabilities	50,996	64,362
Liabilities of discontinued operations	-	467
Total current liabilities	65,979	76,498

Long-term debt	296,210	295,721

Long-term debt - related party	260,445	257,466

Retirement, postretirement, and postemployment plans	236,987	242,309

Deferred income taxes	65,545	58,865

Other liabilities and deferred credits	20,842	18,786

Stockholders' deficit	(206,371)	(176,224)

Total liabilities and stockholders' deficit	$ 739,637	$ 773,421

SUPPLEMENTAL INFORMATION

Media General, Inc.
Selected Revenue Categories

	Three Months Ending			Six Months Ending
	June 30,	June 24,		June 30,	June 24,
(Unaudited, in thousands)	2013	2012	% Change	2013	2012	% Change
Local (gross)	$ 46,105	$ 46,992	(1.9)%	$ 87,719	$ 89,320	(1.8)%
National (gross)	24,705	23,401	5.6%	45,314	44,437	2.0%
Political (gross)	1,039	7,468	(86.1)%	1,546	13,656	(88.7)%
Cable/Satellite (retransmission)	13,328	9,648	38.1%	26,830	18,362	46.1%
Digital (local website revenues)	2,887	2,468	17.0%	5,321	4,529	17.5%

Broadcast Cash Flow

	Three Months Ending				Six Months Ending
	June 30,	June 24,	June 26,	June 30,	June 24,	June 26,
(Unaudited, in thousands)	2013	2012	2011	2013	2012	2011

Operating income	$ 4,957	$ 17,336	$ 7,259	$ 10,723	$ 21,837	$ 5,345
Add:
Corporate and other expenses	9,084	7,635	5,604	16,788	19,511	16,988
Merger-related expenses	7,171	---	---	7,171	---	---
Depreciation and software amortization	5,636	5,641	5,819	11,157	11,591	11,588
Amortization of intangible assets	441	441	1,313	882	1,754	2,626
Net loss (gain) related to fixed assets	111	(179)	480	68	(250)	373
Amortization of broadcast film rights	2,804	2,568	4,708	5,466	5,138	9,372
Less:
Payments for broadcast film rights	2,692	2,521	4,722	5,318	5,044	9,443
Broadcast cash flow	$ 27,512	$ 30,921	$ 20,461	$ 46,937	$ 54,537	$ 36,849

Station revenue (less agency commissions)	$ 82,020	$ 83,098	$ 70,937	$ 155,959	$ 157,312	$ 136,654

Broadcast cash flow margin	34%	37%	29%	30%	35%	27%

SUPPLEMENTAL INFORMATION

Media General, Inc.
EBITDA as adjusted, After-tax Cash Flow, and Free Cash Flow

	Three Months Ending		Six Months Ending

	June 30,	June 24,	June 30,	June 24,
(Unaudited, in thousands)	2013	2012	2013	2012

Loss from continuing operations	$ (16,689)	$ (15,189)	$ (33,398)	$ (39,473)
Interest	19,497	21,657	38,739	36,808
Debt modification and extinguishment costs	-	7,689	-	18,097
Depreciation and software amortization	5,636	5,641	11,157	11,591
Amortization of intangible assets	441	441	882	1,754
Taxes	1,924	3,409	5,208	6,817
Merger-related expenses	7,171	-	7,171	-

EBITDA from continuing operations,
as adjusted for merger-related expenses	$ 17,980	$ 23,648	$ 29,759	$ 35,594

Loss from continuing operations	$ (16,689)	$ (15,189)	$ (33,398)	$ (39,473)
Taxes *	1,924	3,409	5,208	6,817
Depreciation and software amortization	5,636	5,641	11,157	11,591
Amortization of intangible assets	441	441	882	1,754

After-tax cash flow from continuing operations	$ (8,688)	$ (5,698)	$ (16,151)	$ (19,311)

After-tax cash flow from continuing operations	$ (8,688)	$ (5,698)	$ (16,151)	$ (19,311)
Capital expenditures	4,087	2,737	7,377	4,253

Free cash flow	$ (12,775)	$ (8,435)	$ (23,528)	$ (23,564)
*	The Company's income taxes are non-cash in nature and have been added back accordingly.
See 2012 Form 10-K for further discussion.

Corporate and other expenses

	Three Months Ending		Six Months Ending

	June 30,	June 24,	June 30,	June 24,
(Unaudited, in thousands)	2013	2012	2013	2012
Corporate (excluding depreciation and amortization)	$ 4,224	$ 7,164	$ 8,552	$ 14,376
Legacy benefit costs	488	659	1,320	1,359
Incentive compensation (including stations)	4,526	116	6,727	2,843
Gain on legal settlement	(775)	-	(775)	-
Other operating expenses	621	(304)	964	933
Corporate and other expenses	$ 9,084	$ 7,635	$ 16,788	$ 19,511